Exhibit 5.1
May 8, 2008
XenoPort, Inc.
3410 Central Expressway
Santa Clara, CA 95051
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by XenoPort, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,113,295 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), pursuant to its 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, 2005 Employee Stock Purchase Plan, New Hire Option Agreement with Vincent J. Angotti and New Hire Stock Unit Award Agreement with Vincent J. Angotti (collectively, the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plans, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

Cooley Godward Kronish LLP
By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper